Exhibit 99.1

Syros Announces Voluntary Delisting from Nasdaq and SEC Deregistration

CAMBRIDGE, Mass., February 28, 2025 – Syros Pharmaceuticals, Inc. (NASDAQ:SYRS) (the “Company”) today announced that its Board of Directors (the “Board”) has approved and the Company intends to proceed with the voluntary delisting of its common stock from the Nasdaq Stock Market (“Nasdaq”) and the deregistration of its common stock in order to terminate and suspend the Company’s reporting obligations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

The Company today notified Nasdaq of its intention to voluntarily delist its shares of common stock from the Nasdaq Global Select Market. The Company intends to file a Form 25 with the Securities and Exchange Commission (“SEC”) to effect the delisting and deregistration of its common stock on or about March 10, 2025 and the delisting is expected to become effective on or about March 20, 2025.

Following the delisting of the Company’s common stock from Nasdaq, the Company intends to file a Form 15 with the SEC on or about March 20, 2025 to suspend its reporting obligations under the Act. As a result of the filing of the Form 15, the Company will be relieved of its obligation to file certain reports under Section 15(d) of the Exchange Act. The Company will be relieved of all reporting obligations under the Exchange Act upon the effectiveness of the deregistration. The Company expects that the deregistration of its common stock will become effective 90 days after the filing of the Form 15 with the SEC. The documents filed with the SEC will be available on the Company’s website, www.syros.com.

As previously reported, on January 6, 2025 the Company received deficiency letters from the Listing Qualifications Department of Nasdaq providing notice that the Company was out of compliance with the following listing standards of the Nasdaq Global Select Market:

•	the bid price for the Company’s common stock closed below $1.00 per share for more than 35 consecutive business days;

•	the Minimum Value of Listed Securities, as defined by Nasdaq, of the Company’s common stock was below the minimum $50 million requirement for more than 30 consecutive business days; and

•	the Market Value of Publicly Held Shares, as defined by Nasdaq, of the Company’s common stock was below the minimum $15 million requirement for more than 35 consecutive business days.

The Board made the decision to pursue delisting and deregistration of the Common Stock following its review and careful consideration of several factors. First, and as previously disclosed, the Company’s SELECT-MDS-1 Phase 3 trial evaluating tamibarotene in combination with azacitidine failed to meet its primary endpoint of complete response rate, which failure resulted in an event of default under the Company’s loan and security agreement with Oxford Finance, LLC (“Oxford”). The Company has agreed to operate its business as a wind-down and limit its expenditures in accordance with a budget approved by Oxford. The Board also considered the Company’s current and likely future non-compliance with the continued listing requirements of Nasdaq that would inevitably result in delisting of the Common Stock by Nasdaq, as well as the required personnel resources, high costs and regulatory burdens relating to ongoing Nasdaq reporting requirements that have resulted and would continue to result in significant operating expense. In light of these factors, the Board determined that it is in the Company’s best interests that the Company take steps designed to preserve sufficient cash to fund an orderly wind down of the Company’s operations and to maximize the Company’s cash position for the benefit of its stakeholders.

About Syros Pharmaceuticals

Syros’ mission was to develop new standards of care for the frontline treatment of patients with hematologic malignancies. Driven by the motivation to help patients with blood disorders that have largely eluded other targeted approaches, Syros had developed tamibarotene, an oral selective RARα agonist, in frontline patients with higher-risk myelodysplastic syndrome with RARA gene overexpression.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected timing of the delisting from Nasdaq and deregistration of the Company’s common stock, the Company’s ability to preserve cash in order to adequately fund an orderly wind down of the Company’s operations, and the Company’s actions to maximize the Company’s cash position for the benefit of its stakeholders. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including those risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, each of which is on file with the SEC, and risks described in other filings that the Company may make with the SEC in the future. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect events or circumstances after the date of such statements for any reason, except as otherwise required by law.

Contact:

Matthew Foster

Sonoran Capital Advisors

mfoster@sonorancap.com